Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Chelsea Worldwide Inc. of our report dated September 10, 2020 relating to the financial statements of Clene Nanomedicine, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
December 15, 2020